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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


                   SYSTEMSOFT ANNOUNCES PRELIMINARY Q4 RESULTS

     NATICK, Mass. - February 5, 1998 - Based on a preliminary review of its results for the fiscal fourth quarter ended January 31, 1998, SystemSoft Corp. (NASDAQ: SYSF) today announced that it expects to post an operating loss, its first as a publicly held company. SystemSoft expects to report revenues of $4.0 to $5.0 million for the quarter with an operating loss before taxes of $6.5 to $7.5 million.

     In addition, SystemSoft expects to take a one-time charge of $12.0 to $14.0 million for the quarter related to the realizability of royalty obligations and costs related to previously acquired technology. For the quarter, SystemSoft expects to report a loss per share of $0.20 to $0.23 from operations, and a total loss of $0.68 to $0.73 per share after one-time charges. SystemSoft had reported revenue of $12.0 million and earnings of $0.08 per share in the same quarter last year, before acquisition and related charges of $42.1 million.

     SystemSoft expects to release actual results for the fiscal fourth quarter and year-end during the week of March 2.

     SystemSoft said several factors contributed to the revenue shortfall, including the following principal factors. First, the recent financial crisis in Asia resulted in delayed purchasing decisions with Asia-Pacific (APAC) OEMs. The APAC region had generated about 36% of SystemSoft's revenue during the first nine months of the Fiscal Year.

     Second, SystemWizard continued to experience long implementation cycles, even as industry acceptance continues to grow. Additionally, SystemSoft experienced significant turnover in its sales force.

     "We are obviously very disappointed with our Q4 results," said Bob Angelo, Chairman and CEO. "Deb Besemer, who just recently joined us as our new President and Chief Operating Officer, is committed to building and executing a plan for fiscal 1999 that will help yield a more focused and predictable business."

     "Since joining SystemSoft 60 days ago, I believe that the Company's market opportunity outweighs its short-term challenges," said President Deb Besemer. "Fundamentally, SystemSoft is a company with superb technology, a talented engineering force and attractive growth potential."

     Besemer outlined three of her key priorities. "Our first priority is to bring greater focus on the PC OEM. We will focus on achieving greater leverage from our existing BIOS, PC Card, and other enabling technologies. Businesses that divert us from the direct success of our PC OEM customers will be reassessed. An example of this is the spin-off of our USB business which we announced separately today."

     "Second, we plan to drive SystemWizard and related support products deeper into the consumer PC marketplace," said Besemer. "Our challenge with SystemWizard is clear: to help all of our licensees, which includes six of the top 10 PC OEMs, to accelerate the implementation of our technology and to expand it to more of their product lines. To help achieve this, we are focused on building a stronger customer care organization."


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     "My third goal is to rebuild our sales force and continue to drive the organization closer to our customers. I expect to bring in additional senior talent to help ensure the success of this new organization," she said.

     "There are no quick-fixes, but we have a plan," said Besemer. "Our progress in the new Fiscal Year will be measurable and our results will be clear," said Besemer.


ABOUT SYSTEMSOFT

     SystemSoft is a leading worldwide provider of enabling software and support technologies for the PC industry. Founded in 1990, the company reported annual revenue of $39.7 million in its 1997 fiscal year. SystemSoft licenses its products primarily to Original Equipment Manufacturers (OEMs), including PC manufacturers and independent software and hardware vendors. Its customers include Acer, Apple Computer, AST Computer, Compaq, Dell, Digital Equipment Corporation, Gateway 2000, Hewlett-Packard, Hitachi, IBM, Intel, Microsoft, Motorola, NEC, Packard Bell, Sykes Enterprises, Inc., and Toshiba. For more information, visit SystemSoft at www.systemsoft.com.

                                      # # #

Any statements that are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to those relating to product demand, the accuracy of management's estimates of revenue or net income per share for the quarter and year ended January 31, 1998, pricing, market acceptance, the effect of economic conditions, intellectual property rights and litigation and the outcome of governmental proceedings, competitive products, risks in product and technology development, the results of financing efforts, the ability to complete transactions, and other risks identified in the Company's Securities and Exchange Commission filings.